UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2026

Pentair plc

(Exact name of registrant as specified in its charter)

Ireland	001-11625	98-1141328
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

Regal House, 70 London Road, Twickenham, London, TW13QS United Kingdom

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 44-74-9421-6154

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.01 per share	PNR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).     ☐     Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 5, 2026 (the “Closing Date”), Pentair plc (“Pentair”) and its subsidiaries Pentair Finance S.à r.l. (“Pentair Finance”) and Pentair, Inc. (“Pentair U.S.”) entered into an Amendment No. 1 to Second Amended and Restated Credit Agreement (the “Amendment”), among Pentair Finance and Pentair U.S., as borrowers, Pentair, as guarantor, and the lenders and agents party thereto, which amends Pentair’s Second Amended and Restated Credit Agreement, dated as of May 5, 2025 (the “Existing Credit Agreement”; the Existing Credit Agreement as amended by the Amendment, the “Agreement”), among Pentair Finance and Pentair U.S., as borrowers, Pentair, as guarantor, and the lenders and agents party thereto.

The Amendment amends the Existing Credit Agreement to, among other things, add a new tranche of term loans in an aggregate initial principal amount equal to $500 million (the “Term Loan Facility”) to refinance the term loans outstanding under Pentair’s Loan Agreement, dated as of March 24, 2022 (as amended, the “Loan Agreement”), among Pentair Finance, as borrower, Pentair, as guarantor, and the lenders and agents party thereto. Concurrent with the effectiveness of the Amendment and the Term Loan Facility on the Closing Date, the Loan Agreement was prepaid in full and terminated. As of the Closing Date, after giving effect to any borrowings made on such date, the total principal amount of term loans outstanding under the Term Loan Facility was $500 million and the total principal amount of revolving loans outstanding under the existing $900 revolving credit facility under the Agreement (the “Revolving Facility” and together with the Term Loan Facility, the “Senior Credit Facilities”) was $628.6 million.

The Senior Credit Facilities are guaranteed by Pentair. The Senior Credit Facilities bear interest at a rate equal to an adjusted base rate, Term SOFR, EURIBOR, or, solely for swingline loans denominated in euros, ESTR, plus, in each case, an applicable margin. The applicable margin is based on, at Pentair Finance’s election, Pentair’s leverage level or Pentair Finance’s public credit rating.

With certain exceptions, the Senior Credit Facilities mature on May 5, 2030. The Term Loan Facility amortizes commencing June 30, 2027 in an amount equal to $3.125 million quarterly through March 31, 2028 and $6.250 million quarterly thereafter. Pentair Finance is permitted to voluntarily prepay loans and/or reduce the commitments under the Senior Credit Facilities, in whole or in part, without penalty or premium, subject to certain minimum amounts and increments and the payment of customary breakage costs. No mandatory prepayment will be required under the Senior Credit Facilities unless certain affiliate and currency sub-limits are exceeded, subject to certain other exceptions.

The Senior Credit Facilities contain financial covenants requiring Pentair not to permit (i) the ratio of its consolidated debt (net of its consolidated unrestricted cash and cash equivalents in excess of $5.0 million but not to exceed $250.0 million) to its consolidated net income (excluding, among other things, non-cash gains and losses) before interest, taxes, depreciation, amortization and non-cash share-based compensation expense (“EBITDA”) on the last day of any period of four consecutive fiscal quarters (each, a “testing period”) to exceed 3.75 to 1.00 (or, at Pentair Finance’s election and subject to certain conditions, 4.25 to 1.00 for four testing periods in connection with certain material acquisitions) and (ii) the ratio of its EBITDA to its consolidated cash interest expense for the same period to be less than 3.00 to 1.00. In addition, subject to certain qualifications and exceptions, the Senior Credit Facilities also contains covenants that, among other things, restrict Pentair’s ability to create liens, merge or consolidate with another person, make acquisitions and incur subsidiary debt.

The Senior Credit Facilities contain customary events of default. If an event of default occurs and is continuing, then the lenders may terminate all commitments to extend further credit and declare all amounts outstanding under the Senior Credit Facilities due and payable immediately. In addition, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, all amounts outstanding under the Senior Credit Facilities will automatically become due and payable immediately.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment filed as Exhibit 4.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

ITEM 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Shell Company Transactions

Not applicable.

(d)	Exhibits

The exhibits listed in the Exhibit Index below are filed as part of this report.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of May 5, 2026, among Pentair plc, Pentair Finance S.à r.l., Pentair, Inc. and the lenders and agents party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on May 6, 2026.

PENTAIR PLC
Registrant

By:	/s/ Lance Bonner
Lance Bonner
Executive Vice President, General Counsel and Secretary